Exhibit 10.4
AGREEMENT OF SALE

1.
Parties:  This Agreement of Sale is made on this 21st day of  May, 2008 by and between PIERCE HARDY LIMITED PARTNERSHIP, a Pennsylvania Limited Partnership (“Seller”) having a mailing address of 1019 Route 519 Eighty Four, PA 15330 and Thomas and Juanita Spatola (“Buyer”) having a mailing address of 255 Stonewell Dr. Jacksonville, FL 32259, or their assigns.

2.
Covenant to Sell:  WITNESSETH THAT:  Seller and Buyer intending to be legally bound hereby covenant and agree as follows:  Seller shall, on the date hereinafter specified, by deed of general warranty, grant and convey unto Buyer in fee simple, good and marketable title, clear of all liens and encumbrances, except as hereinafter set forth, the following:

3.	Description: All that certain parcel of property described in Schedule A attached hereto.

4.	Title Reference: Reserved.

5.
Items Included in Sale:  The conveyance will be made together with all the buildings, improvements, easements, rights-of-way, licenses, agreements and appurtenances whatsoever thereunto appertaining and hereafter erected thereon responsibility for which shall be assumed by Buyer. This contract does not include property rented for U-HAUL.

6.
Consideration:  Buyer will purchase the Property and pay therefore the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (“Purchase Price”), payable in cash or certified funds upon closing.

7.
Seller’s Representation & Warranties:  Seller hereby represents and warrants to Buyer as to the following matters that such representations and warranties are to be deemed continuously made during the term of this Agreement and shall survive the closing and transfer of title:

MECHANICS’ LIENS:  No unpaid improvements, alterations or repairs that might form the basis of mechanics’ liens have been made to the Property, nor has Seller signed or agreed to any contract for such work or services, nor has Seller been notified of any money owed for such work or services;

8.  Seller’s Expenses:  Seller shall be responsible for all closing costs.

9. Buyer’s Expenses:  Buyer shall not be responsible for any closing costs.

10.  Default:  In the event of default:

(A)
By Buyer:  Seller shall, as Seller’s sole remedy, receive from Buyer any out of pocket expenses seller incurred for the proposed sale as liquidated damages in which event this Agreement shall become null and void, and both parties shall thereupon be released of all further liability hereunder.  It is hereby agreed that Seller’s incurred expenses constitute a reasonable liquidation thereof and not a penalty.

(B)
By Seller: Buyer shall, as Buyer’s sole remedy, receive from Seller any out of pocket expenses Buyer incurred for the proposed sale as liquidated damages in which event this Agreement shall become null and void and both parties shall thereupon be released of all further liability hereunder.  It is hereby agreed that Buyer’s incurred expenses constitute a reasonable liquidation thereof and not a penalty.

11.  Title Insurance and Survey:  Seller shall order a title insurance commitment from Land America Title or a title insurance company approved by Buyer. At the closing, Buyer shall be furnished with an owner’s policy of title insurance in the full amount of the purchase price, subject only to such exceptions and limitations approved by Buyer. Seller shall pay the cost of such title insurance policy and any search or escrow fees in connection therewith.

12.  Examination of Title:  Buyer shall within (5) days of receipt of the title commitment, notify Seller of any defects in title to which Buyer raises any objections and objections to any exceptions or limitations set forth in the title commitment.  Seller shall use reasonable efforts to cure such defects within five (5) days of receipt of such notice.  If Seller has not cured such defects within such five (5) day period, Buyer, at its sole option, may terminate this Agreement by delivering written notice to Seller, or may elect to waive in writing any such title defects.

13.  Inspections:  Buyer, through its employees, agents, contractors or consultants, shall be permitted to enter the Property and to inspect the same and to conduct certain testing thereon for the purpose of performing engineering, soil, feasibility, environmental or similar studies. Buyer shall not interfere with Seller’s operations during such inspections and testings. Buyer shall return the Property to its original condition after any testing.

14.  No Broker:  Seller represents and warrants to Buyer that no person or entity is entitles to a brokerage fee or commission arising out of the sale of the Property. Seller shall indemnify and hold Buyer harmless from any and all claims for any such fees or commissions including, without limitation, costs and attorney’s fees.

15.  Notice:  Except as otherwise provided herein, any notices between the parties hereto shall be in writing and may be served in the manner provided by law for the service of process in equity or mailed by certified or registered mail to either party at the respective addresses above set forth.  If mailed, shall such notice shall be effective upon the second business day after the posted date.

16.  Entire Contract:  This Agreement constitutes the entire contract between the parties hereto and there are no other understandings, oral or written, relating to the subject matter hereof.  This Agreement may not be changed, modified or amended, in whole or in part, except in writing, signed by all parties.

17.  Miscellaneous:  Wherever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

18.  Headings Not Controlling:  Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

19.  Severability:  If any particular term, covenant or provision of this Agreement shall be determined to be invalid and unenforceable, the same shall not affect the remaining provisions of this Agreement which shall nevertheless remain in full force and effect.

20. Execution: No legal or equitable rights or obligations shall commence unless and until this Agreement is executed by all of the parties hereto and an executed copy is actually delivered to each of the parties.

21.  Binding Effect:  This Agreement and all of its terms and conditions shall extend to and be binding upon the parties hereto and upon their respective heirs, executors, administrators, successors and assigns.

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WITNESS the due execution as of this   16     day of       June                , 20  09   .

WITNESS:	SELLER:
PIERCE HARDY LIMITED PARTNERSHIP

By: Peter Jon Co., General Partner

/s/ Cheri B. Bomar	/ s/ Margaret Hardy Magerko

Print name: Margaret Hardy Magerko

Manager

WITNESS:	BUYER:

/s/ Barbara L. Harshman	By:	/s/ Thomas P. Spatola

Print name: Thomas Spatola

WITNESS:	BUYER:

/s/ Barbara L. Harshman	By:	/s/ Juanita Spatola

Print name: Juanita Spatola

SCHEDULE A

SUBJECT PROPERTY